EXHIBIT 2.01

                        ARTICLES AND AGREEMENT OF MERGER


DATED:            January 17, 2005

BETWEEN:          PACEL CORPORATION
                  a Virginia corporation ("Pacel-Virginia")

AND:              PACEL CORPORATION
                  a Nevada corporation ("Pacel-Nevada")

         WHEREAS, Pacel-Virginia and Pacel-Nevada wish to provide for the terms and conditions upon which a merger of Pacel-Virginia with and into Pacel-Nevada would be consummated for the sole purpose of changing the corporate domicile of Pacel-Virginia from Virginia to Nevada; and

         WHEREAS, the Board of Directors of Pacel-Virginia and Pacel-Nevada, respectively, have deemed it desirable and in the best interests of the corporations and their shareholders that the merger should take place, and have approved the merger pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

1.01     THE MERGER

         (a) Subject to the terms and conditions of this Agreement, at the Effective Date, as defined in Section 1.01(b), Pacel-Virginia shall be merged with and into Pacel- Nevada in accordance with the provisions of the Business Corporation Acts of the States of Virginia and Nevada, respectively ("Corporation Acts"), and the separate existence of Pacel-Virginia shall cease and Pacel-Nevada shall continue as the surviving corporation under the laws of the State of Nevada under the name "Pacel Corporation". ("Surviving Corporation").

         (b) The merger shall become effective at the time of filing Articles of Merger under the Corporation Acts. The date when the merger shall become effective is hereinafter referred to as the "Effective Date."

         (c) On the Effective Date, the Surviving Corporation shall thereafter possess all assets and property of every description, and the rights, privileges, powers and authority of Pacel-Virginia and Pacel-Nevada, and all obligations belonging to or due to each of Pacel-Virginia and Pacel-Nevada. The Surviving Corporation shall be liable for all obligations of each of Pacel-Virginia and Pacel-Nevada, including liability to dissenting shareholders as referred to in Section 1.03.


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1.02     EXCHANGE OF SHARES

         On the Effective Date, the then issued and outstanding shares of voting common stock of Pacel-Virginia shall be exchanged for an equal number of shares of fully paid and nonassessable voting common stock in the Surviving Corporation. The voting common stock of Pacel-Virginia so exchanged shall be cancelled and returned and shall no longer be considered issued or outstanding. On the Effective Date, there shall be outstanding shares of the common stock of the Surviving Corporation.

10.3     ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION

         The Articles of Incorporation and Bylaws of Pacel-Nevada, as in effect on the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended as provided by law.

1.04     DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         The officers and directors of the Surviving Corporation shall be as follows:

         NAME                                    TITLE
         ----                                    -----
         Gary Musselman                          President, Director
         David Calkins                           Director
         F. Kaye Calkins                         Director
         Joseph Amato                            Director
         Thorn Auchter                           Director

         The directors shall hold office subject to the provisions of the Bylaws of the Surviving Corporation until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors have been duly elected or appointed and qualified. Such officers shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors have been duly elected or appointed, and have been duly qualified.

                                   ARTICLE II

                         WARRANTIES AND REPRESENTATIONS

2.01     WARRANTIES AND REPRESENTATIONS OF PACEL-VIRGINIA

         Pacel-Virginia hereby warrants and represents to Pacel-Nevada as follows:

         (a) DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Pacel-Virginia is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

         (b) CAPITALIZATION. On the Effective Date, the authorized capital stock shall consist of 10,000,000,000 shares of voting common stock, no par value, and 5,000,000 shares of preferred stock. All issued and outstanding shares of common stock have been validly issued and are fully paid and nonassessable. There are 1,000,000 shares of preferred stock issued and outstanding.

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         (c)  AUTHORIZATION AND VALIDITY OF AGREEMENT. Pacel-Virginia has full corporate power and authority to execute and deliver this Agreement, and has obtained the necessary approval of its shareholders, to consummate the merger. The execution, delivery and performance by the Company of this Agreement have been authorized by its Board of Directors. This Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         (d) NO CONSENTS OR APPROVALS REQUIRED. The execution and delivery of this Agreement will not (i) conflict with, or violate any provision of the Articles of Incorporation or Bylaws of Pacel-Virginia, (ii) conflict with or violate any law, rule, regulation, order, writ, injunction, judgment or decree applicable to Pacel- Virginia or by which any of its properties or assets are found or affected; or (iii) conflict with or result in any breach of or constitute a default under, or give to others any rights of termination or cancellation of or result in the creation of any lien, charge or encumbrance on any of the properties or assets of Pacel-Virginia pursuant to any note, bond, mortgage, indenture, deed of trust, lease, or any other instrument to which Pacel-Virginia is a party.

         (e) LITIGATION OR ADMINISTRATIVE PROCEEDINGS. There are no suits, actions, legal or administrative proceedings or investigations pending or threatened against Pacel- Virginia of which Pacel-Nevada has not been advised, which, if adversely determined, would materially and adversely affect the financial condition of Pacel-Virginia or the conduct of its business.

2.02     WARRANTIES AND REPRESENTATIONS OF PACEL-NEVADA

         Pacel-Nevada hereby warrants and represents to Pacel-Virginia as follows:

         (a) DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Pacel-Nevada is a corporation duly organized and validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on the business as now being conducted.

         (b) CAPITALIZATION. The authorized capital stock consists of 10,000,000,000 shares of voting common stock, no par value, and 5,000,000 shares of preferred stock. All issued and outstanding shares of common stock and preferred have been validly issued and are fully paid and nonassessable.

         (c) AUTHORIZATION AND VALIDITY OF AGREEMENT. Pacel-Nevada has full corporate power and authority to execute and deliver this Agreement and to consummate the merger. The execution, delivery and performance by Pacel-Nevada of this Agreement have been authorized by the Board of Directors. This Agreement is a valid and binding obligation of Pacel-Nevada, enforceable against it in accordance with its terms.

         (d) NO CONSENTS OR APPROVALS REQUIRED. Neither the execution nor the delivery of this Agreement will (i) conflict with, violate, or result in a breach of any provision of the Articles of Incorporation or Bylaws of Pacel-Nevada, (ii) conflict with, or violate any law, rule, regulation, order, writ, injunction, judgment or decree applicable to Pacel-Nevada, or by which any of its properties or assets may be found or affected; or (iii) conflict with or result in any breach of or constitute a default under or give to others any rights of termination or cancellation of or result in the creation of any lien, charge or encumbrance on any of the properties

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              or assets of Pacel-Nevada pursuant to any note, bond, mortgage, indenture, deed of trust, lease or any other instrument to which Pacel-Nevada is a party.

         (e) LITIGATION OR ADMINISTRATIVE PROCEEDINGS. There are no suits, actions, legal or administrative proceedings or investigations pending or threatened against Pacel- Nevada of which Pacel-Virginia has not been advised, which, if adversely determined, would materially and adversely affect the financial condition of Pacel-Nevada or the conduct of its business.

                                   ARTICLE III

                            CONDITIONS TO THE MERGER

3.01     CONDITIONS PRECEDENT TO OBLIGATIONS OF PACEL-VIRGINIA AND PACEL-NEVADA

         The respective obligations of Pacel-Virginia and Pacel-Nevada to consummate the merger under this Agreement are subject to the satisfaction or waiver of each of the following conditions:

         (a) The approval of the shareholders of Pacel-Virginia shall have been obtained in accordance with the Corporation Acts.

         (b) No order, statute, regulation, injunction, decree or restraining order shall have been enacted, entered or enforced by any court of competent jurisdiction or governmental authority that prohibits the consummation of the merger.

         (c) All regulatory authorizations necessary to carry out the merger shall have been received.

         Pacel-Virginia and Pacel-Nevada each agree to use their best efforts to fulfill all conditions precedent referred to herein and to do all things necessary to consummate the merger.

                                   ARTICLE IV

                           TERMINATION AND ABANDONMENT

4.01     TERMINATION

         This Agreement may be terminated and the merger abandoned, at any time prior to the Effective Date, whether before or after the approval of the merger by the shareholders of Pacel-Virginia and Pacel-Nevada, respectively, by mutual consent of the Board of Directors of Pacel-Virginia and Pacel-Nevada.

4.02     EFFECT OF TERMINATION

         In the event of the termination of this Agreement pursuant to Section 4.01, this Agreement shall become void and have no effect and there shall be no liability hereunder on the part of Pacel-Virginia or Pacel-Nevada or any of their respective officers, directors, employees, agents or shareholders.




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                                    ARTICLE V

                                  MISCELLANEOUS

5.01     ENTIRE AGREEMENT

         This Agreement contains the entire agreement of the parties with respect to the merger and supercedes all prior agreements and understandings oral and written with respect thereto.

5.02     AMENDMENT AND MODIFICATION

         To the extent permitted by applicable law, at or prior to the Effective Date this Agreement may be amended, modified or supplemented by written agreement of the respective Boards of Directors of Pacel-Virginia and Pacel-Nevada, whether before or after the vote of the shareholders of Pacel-Virginia and Pacel-Nevada.

5.03     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

5.04     APPLICABLE LAW

         This Agreement and the legal relations between Pacel-Virginia and Pacel-Nevada shall be governed by and construed in accordance with the laws of the State of Nevada

         IN WITNESS WHEREOF, Pacel-Virginia and Pacel-Nevada have each caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.


         PACEL CORPORATION, a Virginia corporation


         By: /s/ GARY MUSSELMAN
                 President



         PACEL CORPORATION, a Nevada corporation


         By: /s/ GARY MUSSELMAN
                 President












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